SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 24, 2012

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On October 25, 2012, United Bankshares, Inc. (“United”) announced its financial results for the third quarter of 2012. A copy of the press release is attached as Exhibit 99.1 to this report. The press release is being furnished under Item 2.02 of this Form 8-K.

Item 8.01. Other Events

On October 24, 2012, United and its wholly owned subsidiary, United Bank, Inc. of West Virginia, agreed to settle two putative class actions. The class actions allege that United Bank improperly posted, processed, and paid consumer checking account debit card transactions, which allegedly resulted in the assessment of improper overdraft fees. These cases are virtually identical to cases filed against more than 70 other United States banks over the last three years.

The first case has been consolidated, with similar cases against a myriad of other banks, into a federal multidistrict litigation pending in the United States District Court for the Southern District of Florida that is known as In re Checking Account Overdraft Litigation, Case No. 1:09-md-02036-JLK. The second case is pending in the Circuit Court of Jackson County, West Virginia. Without admitting liability or any wrongdoing and to avoid further litigation expense, United Bankshares, Inc. and United Bank, Inc. of West Virginia agreed to settle these cases in exchange for a payment of $3.3 million and an agreement to pay certain settlement-related expenses.

The settlement is subject to court approval.

Item 9.01. Financial Statements and Exhibits

(c) The following exhibits are being furnished herewith:

99.1	Press Release, dated October 25, 2012, issued by United Bankshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: October 25, 2012	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice President,
Treasurer, Secretary and Chief Financial Officer